                                                  FILED PURSUANT TO RULE 424(B)3
                                                  FILE NO. 333-08369

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be      +
+changed. A registration statement relating to these securities has been       +
+declared effective by the Securities and Exchange Commission. These           +
+securities may not be sold until a final prospectus supplement has been       +
+delivered. This prospectus supplement is not an offer to sell nor does it + +seek an offer to buy these securities in any jurisdiction where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
           Preliminary Prospectus Supplement dated September 19, 2000

PROSPECTUS SUPPLEMENT
(To prospectus dated March 22, 2000)

                                  $150,000,000

                          United Parcel Service, Inc.

                    % Cash Settled Convertible Senior Notes
                             due September   , 2007

                                  -----------



The Notes and the          Payment Formulas:
Exchange Ratio:

 .  The issue price for     .  If we redeem the notes, for each $1,000
   each note equals its       principal amount of the notes you own, we will
   principal amount,          pay you an amount in cash equal to the greater
   plus accrued               of:
   interest, if any,
   from September   ,      .  the product of the exchange ratio and the
   2000. The minimum          average market price of our class B common
   initial purchase is        stock determined as described in this
   $100,000.                  prospectus supplement, which will not include
                              any accrued but unpaid interest to the
 .  We will pay you            redemption date, and
   interest on the
   notes semi-annually     .  $1,000 plus accrued but unpaid interest to but
   at a rate of    %          excluding the redemption date.
   per year.
                           .  If you exchange your notes, we will pay you an
 .  We may redeem all of       amount in cash for each $1,000 principal amount
   the notes, at our          of notes equal to the product of the exchange
   option, on any             ratio and the market price of our class B common
   business day on or         stock determined as described in this prospectus
   after September   ,        supplement, but excluding any accrued but unpaid
   2003 and before            interest to the exchange date.
   their maturity for
   cash based on the       .  At maturity, if you have not exchanged your
   formula described in       notes, we will pay you the principal amount of
   this prospectus            each note plus any accrued but unpaid interest
   supplement.                to but excluding the maturity date.

 .  On or after October
     , 2000, you may
   exchange your notes
   for cash. At any one
   time, you must
   exchange at least
   $100,000 principal
   amount of notes you
   own, or if you own
   less than $100,000
   principal amount,
   all of your notes.
   If you elect to
   exchange your notes,
   we will pay you an
   amount in cash based
   on the formula
   described in this
   prospectus
   supplement.

 .  The exchange ratio
   initially equals
     .      for each
   $1,000 principal
   amount of notes and
   is subject to
   adjustment from time
   to time as described
   in this prospectus
   supplement.

    Investing in the notes involves risks. See "Risk Factors" beginning on page S-5 of this prospectus supplement.

                                  -----------

                                                                Per Note Total
                                                                -------- -----
     Public offering price (1).................................   $       $
     Underwriting discount.....................................   $       $
     Proceeds, before expenses, to United Parcel Service,
      Inc......................................................   $       $

    (1)  Plus accrued interest from September   , 2000, if settlement occurs
         after that date.

   Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.


                                  -----------

                              Merrill Lynch & Co.

                                  -----------

         The date of this prospectus supplement is September   , 2000.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Summary of Prospectus Supplement...........................................  S-3
Risk Factors...............................................................  S-5
The Company................................................................  S-8
Ratio of Earnings to Fixed Charges.........................................  S-8
Description of Notes.......................................................  S-9
Price Range of Common Stock and Dividend Policy............................ S-18
Use of Proceeds and Hedging................................................ S-18
United States Federal Income Taxation...................................... S-19
Book-Entry System.......................................................... S-21
Underwriting............................................................... S-24
United Kingdom Selling Restrictions........................................ S-25
Validity of the Notes...................................................... S-25

                                   Prospectus

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................    2
The Company................................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    5
Plan of Distribution.......................................................   19
Validity of Offered Debt Securities........................................   21
Experts....................................................................   21

                        SUMMARY OF PROSPECTUS SUPPLEMENT

   Unless the context requires otherwise, references in the prospectus supplement to "UPS," "we," "us" and "our" refer to United Parcel Service, Inc. and its subsidiaries.

Notes...................     % Cash Settled Convertible Senior Notes due
                          September   , 2007.

Aggregate principal       $150,000,000.
amount..................

Maturity date...........  September   , 2007.

Issue price.............  100% plus accrued interest from September   , 2000,
                          if settlement occurs after that date.

Interest rate...........        % per year. Interest on the notes will be
                          computed on the basis of a 360-day year of twelve 30-day months.

Interest payment          September    and March   , commencing March   , 2001;
dates...................  provided that if any such date is not a business day, payment will be made on the first following business day.

Regular record dates....  15 days prior to each interest payment date, whether or not that record date is a business day.

Original issue date.....  September   , 2000.

Form of notes...........  Book-entry only held through The Depository Trust
                          Company.

Ranking.................  The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral. The notes are not subject to any mandatory redemption or sinking fund.

Denominations...........  We will issue and sell the notes in denominations of
                          $1,000 and integral multiples of $1,000 in excess thereof.

Minimum Initial           The minimum initial purchase amount is $100,000
Purchase................  principal amount of notes.

Amount payable at         At maturity, whether as a result of acceleration or
maturity................  otherwise, if you have not exchanged your notes, we will pay you the principal amount of each note plus accrued but unpaid interest to but excluding the maturity date.

Our redemption right....  We may redeem all, but not less than all, of the notes at any time, on any business day on or after
                          September   , 2003. If we redeem the notes, for each
                          $ 1,000 principal amount of notes you own, we will pay you an amount equal to the greater of:

                           . the product of the exchange ratio and the average market price of our class B common stock ("UPS Stock") over a ten-Trading-Day period from and including the day we send our redemption notice to you, subject to certain exceptions in the event of market disruption events, all as more fully described in
                            "Description of Notes--General"; if the amount you receive is based on this formula, you will not receive any accrued but unpaid interest; and

                           . $1,000 plus accrued but unpaid interest on your notes to but excluding the redemption date.

Holder exchange right...  On any Trading Day that falls during the period
                          commencing on October   , 2000 and ending at 11:00
                          a.m., New York City time, on the earlier of:

                           . 15 scheduled Trading Days before the maturity date or

                           .  the redemption notice date,

                          you may exchange your notes for cash in an amount equal to the Exchange Amount. At any one time, you must exchange at least $100,000 principal amount of your notes, or if you own less than $100,000 principal amount of notes, all of your notes.

Exchange Amount.........  For each $1,000 principal amount of the notes you exchange, the Exchange Amount will equal the exchange ratio multiplied by the average market price of UPS Stock over a three- or ten-Trading-Day period, depending on when you exercise your exchange right, from and including the day your notice is effective, subject to certain exceptions in the event of market disruption events. You will not receive accrued but unpaid interest on the notes you elect to exchange.

Exchange ratio..........  The exchange ratio is equal to the product of
                            .      and the share multiplier per $1,000
                          principal amount.

Share multiplier........  The share multiplier initially will be set at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events described in the section entitled "Description of Notes--Dilution and Reorganization Adjustments" in this prospectus supplement.

Trustee.................  Citibank, N.A.

Calculation agent.......  Merrill Lynch, Pierce, Fenner & Smith Incorporated

More Information on the   These notes are debt securities issued by UPS. You
Notes...................  can find a general description of our debt securities in the accompanying prospectus dated March 22, 2000.

   Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your right to exchange your notes and of our right to redeem the notes. You should read the "Description of Notes" section in this prospectus supplement for a more detailed description of the terms of the notes. You should also read about the risks involved in investing in the notes in the section called "Risk Factors" in this prospectus supplement. We urge you to consult with your investment, legal, accounting and other advisors with regards to any investment in the notes.

                                  RISK FACTORS

   Your investment in the notes will involve risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Your yield may be lower than the yield on a standard debt security of comparable maturity

   The amount we pay you at maturity or upon redemption may be less than the return you could earn on other investments. We will pay interest on the notes
at a rate equal to     % per year. This interest rate is lower than the
interest rate we would pay on a non-exchangeable, non-callable debt security issued at the same time as the notes. The amount payable upon your exchange of the notes or upon our redemption of the notes in excess of the principal amount will depend on the appreciation, if any, in the market price of UPS Stock during the calculation period following the date on which you deliver your exchange notice or we deliver our redemption notice. The yield on the notes may be less than the yield you would earn if you bought a standard senior non-exchangeable, non-callable debt security issued by us with the same issue date and stated maturity date as the notes. Accordingly, your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

The notes are subject to redemption before their maturity

   We may elect to redeem all of the notes on any business day on or after
September   , 2003, upon not more than 60 nor fewer than 30 calendar days notice to you. If we redeem the notes, you may receive an amount that is less than the amount you would have received had we not redeemed the notes, the market price of UPS Stock increased after the redemption date and you had elected to exchange your notes during a period of such appreciation.

There may be an uncertain trading market for the notes

   We do not intend to list the notes on any securities exchange or quotation system. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. The development of a liquid trading market for the notes will depend on our financial performance and other factors such as the appreciation, if any, in the market price of UPS Stock. In addition, it is unlikely that the secondary market price of the notes will correlate exactly with the value of UPS Stock. Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter, which we refer to as Merrill Lynch, currently intends to act as market maker for the notes, but is not required to do so.

   If the trading market for the notes is limited, there may be a limited number of buyers if you decide to sell your notes prior to the maturity date. This may affect the price you receive. The spread between bid and asked prices for the notes in any such market may be different from the spread between bid and asked prices of UPS Stock.

Many factors, which interrelate in complex ways, affect the trading value of the notes and could cause the trading value to decline

   The trading value of the notes will be affected by many factors that interrelate in complex ways. It is possible that the negative effect of one factor may offset the positive effect of another factor and that the effect of one factor may exacerbate the effect of another factor. Further, many of these factors are beyond our control. These factors include, among others, the following, any of which could affect the trading value of the notes:

  .  changes in the market price of UPS Stock;

  .  increases or decreases in the volatility of the market for UPS Stock;

  .  changes in interest rates;

  .  changes in the dividend yield of UPS Stock;

  .  a real or anticipated decline in our credit ratings; and

  . the decrease in the time remaining to maturity (or the date on which you can exercise your right to exchange your notes or we can otherwise redeem the notes) and related decrease in the "time premium" associated with the notes.

   The market price and volatility of the UPS Stock will also depend on many factors, many of which are also beyond our control, including:

  .  our operating results and prospects;

  .  announcements by us or others and developments affecting our business;

  .  regulatory developments; and

  .  other general industry, economic and political developments.

   The future performance of UPS Stock can not be predicted based on its historical performance.

You must timely deliver a notice of exchange in order to exchange your notes

   In order to exchange your notes, you must deliver a notice of exchange to the calculation agent and the trustee by no later than 11:00 a.m., New York City time, on the 15th scheduled Trading Day prior to the maturity date. If you fail to deliver an exchange notice to the calculation agent and the trustee prior to that time, you will only be entitled to receive at maturity the principal amount of your notes, plus any accrued but unpaid interest.

   Additionally, if you give notice to exchange your notes on a day that is not a Trading Day or after 11:00 a.m., New York City time, on a Trading Day, your notice will not be effective until the next trading day, provided that the next trading day is a Trading Day on which you may exercise your right to exchange notes. Therefore, the amount of cash you will receive will be based on the arithmetic mean of the market prices of UPS Stock at the close of the three or ten Trading Days from and including the Trading Day after you gave notice instead of the three or ten Trading Days beginning with the day you give notice. As a result, you could receive less cash for your notes than you would have received had your notice been given on a Trading Day prior to the 11:00 a.m. deadline.

The amount payable upon redemption or exchange is not subject to adjustment for all corporate events

   The amount payable upon redemption or exchange of the notes is subject to adjustment for the specified corporate events affecting UPS Stock described in the section entitled "Description of Notes--Dilution and Reorganization Adjustments" in this prospectus supplement. However, these adjustments do not cover all corporate events, such as offerings of UPS Stock for cash or in acquisitions, that could affect the market price of UPS Stock. The occurrence of any other event not described in the section entitled "Description of Notes--Dilution and Reorganization Adjustments" may adversely affect the trading value of the notes. We cannot assure you that we will not undertake corporate events that adversely affect the trading price of the notes.

As a holder of the notes, you have no stockholder rights with respect to UPS
Stock

   The notes do not entitle you to receive shares of UPS Stock. The notes are payable and exchangeable only for cash. Furthermore, as a holder of notes, you will not have the right to vote, to receive dividends or other distributions, if any, to tender or exchange UPS Stock in any tender or exchange offer by UPS or any third party, or any other rights with respect to UPS Stock. Your return on the notes will not be the same as the return you could earn by owning UPS Stock directly and receiving the dividends, if any, paid on that security. The price of UPS Stock serves solely as an index to determine the amount of cash you will receive upon exchange or redemption of your notes.

Amounts payable on the notes may be limited by state law

   New York State law governs the indenture under which we will issue the notes. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested.

   While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Hedging transaction and other transactions may affect the value of the notes

   We have entered into an arrangement with Merrill Lynch International ("MLI"), an affiliate of Merrill Lynch, to hedge the market risks associated with our obligation to pay the amounts due under the notes. In connection with these hedging arrangements, MLI has taken positions in UPS Stock and possibly other instruments on behalf of Merrill Lynch in secondary market transactions at or before the time Merrill Lynch agreed to purchase the notes from us. Such hedging arrangements could have increased the price of UPS Stock, and therefore effectively have increased the level to which UPS Stock must rise before you would receive an amount of cash greater than the principal amount of your notes. MLI is likely to modify its hedge position from time to time prior to redemption or maturity of the notes by purchasing and selling shares of UPS Stock, other UPS securities, listed or over-the-counter options on UPS Stock, or other instruments it may wish to use in connection with such hedging. MLI is also likely to sell shares of UPS Stock, such other securities, options or instruments, or liquidate any related hedge positions during any period for which the calculation agent is calculating or determining the price of UPS Stock, whether upon redemption or exchange. We cannot assure you that such activity will not affect the market price of UPS Stock.

   Furthermore, as in the past, we intend to continue our practice of acquiring UPS Stock to satisfy our obligations under various employee benefit plans and for other corporate purposes. Therefore, we expect to acquire shares of UPS Stock and enter into other transactions related to UPS Stock during the term of the notes. To the extent that we have a position in UPS Stock or transactions related to UPS Stock or we continue our past practice of acquiring UPS Stock, we may acquire UPS Stock during any period for which the calculation agent is calculating or determining the price of UPS Stock. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions, the aggregate amount of any such acquisitions are likely to vary over time.

   In addition, during the life of the notes, Merrill Lynch and its affiliates may engage in trading in UPS Stock for their proprietary accounts, for other accounts under their management and to facilitate transactions (including block transactions) on behalf of customers. Such trading, issuance or underwriting could affect the market price of UPS Stock and the notes. Merrill Lynch also acts from time to time as an underwriter or initial purchaser of securities issued by us.

   The effect, if any, of any of these transactions and activities on the market price of UPS Stock or the notes will depend in part upon market conditions and cannot be ascertained at this time, but any of these activities could materially and adversely affect the value of UPS Stock, the value of the notes and, as a result, the amount of cash you will receive upon redemption or exchange.

Potential conflicts of interest among you, us, the calculation agent and our subsidiaries

   As calculation agent, Merrill Lynch will calculate how much cash you will receive upon redemption or exchange and what adjustments should be made to the exchange ratio to reflect some types of corporate events.

   In addition, UPS and Merrill Lynch, directly or through their affiliates, will carry out hedging activities related to the notes and may also enter into other transactions and arrangements relating to UPS Stock or such other securities, options or instruments as described above.

   Any of these activities could influence the calculations and determinations of Merrill Lynch as calculation agent, and, accordingly, the amount of cash that you will receive if you exchange your notes or if we redeem the notes. In addition, these activities could potentially affect the value of UPS Stock, the value of the notes and, as a result, the amount of cash you will receive if you exchange your notes or if we redeem the notes.

                                  THE COMPANY

   We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver packages each business day for 1.7 million shipping customers to six million consignees. In 1999, we delivered an average of more than 12.92 million pieces per day worldwide, generating revenues of over $27 billion. During the six months ended June 30, 2000, we delivered an average of more than 13.17 million pieces per day worldwide, generating revenues of over $14 billion.

   Our primary business is the delivery of packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including comprehensive management of supply chains, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet. We seek to position ourselves as an indispensable branded component of e-commerce and to focus on the movement of goods, information and funds.

   The address and telephone number of our principal executive offices are 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges for our company, including our subsidiaries, on a consolidated basis.

                                                                         Six
                                                                       Months
                                                                        Ended
                                             Year Ended December 31,  June 30,
                                             ------------------------ ---------
                                             1995 1996 1997 1998 1999 1999 2000
                                             ---- ---- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges (1)...... 7.6  8.2  4.9  8.9  6.7  1.1  15.0

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt expense and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

                              DESCRIPTION OF NOTES

   The following discussion of the terms of the notes supplements the general terms and provisions of the debt securities in the accompanying prospectus.

General

Notes....................     % Cash Settled Convertible Senior Notes due
                           September   , 2007.

Aggregate principal        $150,000,000.
amount...................

Maturity date............  September   , 2007.

Issue price..............  100% plus accrued interest from September   , 2000,
                           if settlement occurs after that date.

Interest rate............      % per year. Interest on the notes will be
                           computed on the basis of a 360-day year of twelve 30-day months.

Interest payment dates...  September    and March   , commencing March   ,
                           2001; provided that if any such date is not a business day, payment will be made on the first following business day.

Regular record dates.....  15 days prior to each interest payment date, whether or not that record date is a business day.

Original issue date......  September   , 2000.

Form of notes............  Book-entry only held through The Depository Trust
                           Company.

Ranking..................  The notes will be senior notes, ranking equally with all of our other unsecured, unsubordinated debt. The notes will not be secured by any collateral. The notes are not subject to any mandatory redemption or sinking fund.

Denominations............  We will issue and sell the notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Minimum Initial            The minimum initial purchase amount is $100,000
Purchase.................  principal amount of notes.

Trading Day..............  A day on which the New York Stock Exchange, or
                           NYSE, the American Stock Exchange and the Nasdaq Stock Market are open for trading as determined by the calculation agent.

Market Disruption          See the section entitled "--Market Disruption
Event....................  Event".

Amount payable at          At maturity, whether as a result of acceleration or
maturity.................  otherwise, if you have not exchanged your notes, we will pay you the principal amount of each note plus accrued but unpaid interest to but excluding the maturity date.

Our redemption right.....
                           We may redeem all, but not less than all, of the notes at any time, on any business day on or after
                           September   , 2003. We will deliver notice of any
                           redemption to you at least 30 but not more than 60 days prior to the redemption date, which date we refer to as the redemption notice date. The redemption date will be the scheduled Trading Day specified in our notice of redemption.

                           If we redeem the notes, for each $1,000 principal amount of notes you own, we will pay you an amount equal to the greater of:

                             (1) the product of the exchange ratio and the
                                 average market price of UPS Stock during the first ten scheduled Trading Days following the redemption notice date; provided, however:

                                . that if a Market Disruption Event occurs on any one of the ten scheduled Trading Days following the redemption notice date, then the amount payable upon redemption will be calculated using the arithmetic mean of the market prices of UPS Stock on the Trading Days on which a Market Disruption Event has not occurred, and if there is only one such Trading Day, then the amount payable upon redemption will be calculated using the market price of UPS Stock on such Trading Day;

                                . that if there is a Market Disruption Event on each of the ten Trading Days following the redemption notice date, then the amount payable upon redemption will be calculated using the market price of UPS Stock on the immediately succeeding Trading Day on which a Market Disruption Event does not occur, but not extending beyond the third scheduled Trading Day prior to the maturity date; and

                                . that if the last possible date to calculate the amount payable upon redemption is the third scheduled Trading Day prior to the maturity date, then such amount will be calculated using the market price of UPS Stock on the third scheduled Trading Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that date; and

                                . that if the amount you receive is based on this formula, you will not be entitled to receive any accrued but unpaid interest; and

                             (2) $1,000 plus accrued but unpaid interest on
                                 your notes to but excluding the redemption date.

                           Once we have given notice that we are going to redeem the notes, you may not exercise your holder exchange right.

Holder exchange right....  On any Trading Day that falls during the period
                           commencing on October   , 2000 and ending at 11:00
                           a.m., New York City time, on the earlier of:

                             . 15 scheduled Trading Days before the maturity date or

                             .  the redemption notice date,

                           you may exchange your notes for cash in an amount equal to the Exchange Amount, as described below. At any one time, you must exchange at least $100,000 principal amount of your notes, or if you own less than $100,000 principal amount of notes, all of your notes.

                           To exercise your right to exchange your notes, you must give written notice to the calculation agent and the trustee. We refer to any date on which you give this notice as the exchange notice date. If the calculation agent receives your notice after 11:00 a.m., New York City time, on any Trading Day, the calculation agent will consider your notice as received on the immediately following Trading Day. We refer to the date the calculation agent is deemed to have received your notice as the exchange receipt date.

                           If you choose to exercise your right to exchange your notes, you will receive the Exchange Amount and we may no longer redeem your notes as of the applicable exchange notice date.

Exchange Amount..........  For each $1,000 principal amount of the notes you exchange, the Exchange Amount will equal the exchange ratio multiplied by the average market price of UPS Stock during the first three scheduled Trading Days from and including the exchange receipt date. However, if you exercise your exchange right during the period between, and inclusive of, the 30th scheduled Trading Day before the maturity date and the 15th scheduled Trading Day before the maturity date, the calculation period for determining the average market price of UPS Stock will be the first ten scheduled Trading Days from and including the exchange receipt date; provided, however:

                             . that if a Market Disruption Event occurs on any one of the three or ten scheduled Trading Days, as applicable, from and including the exchange receipt date, then the Exchange Amount will be calculated using the arithmetic mean of the market prices of UPS Stock on the Trading Days on which a Market Disruption Event has not occurred, and if there is only one such Trading Day, then the Exchange Amount will be calculated using the market price of UPS Stock on such Trading Day;

                             . that if a Market Disruption Event occurs on each of the three or ten Trading Days, as applicable, from and including the exchange receipt date, then the Exchange Amount will be calculated using the market price of UPS Stock on the immediately succeeding Trading Day on which a Market Disruption Event does not occur, but not extending beyond the third scheduled Trading Day prior to the maturity date; and

                             . that if the last possible date to calculate the Exchange Amount is the third scheduled Trading Day prior to the maturity date, then the Exchange Amount will be calculated using the market price of UPS Stock on the third scheduled Trading Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that date.

                           You will not receive accrued but unpaid interest on the notes you elect to exchange. We will pay you the Exchange Amount in cash three business days after the Exchange Amount has been finally determined; provided, however, that if you exercise your exchange right on the 15th scheduled Trading Day prior to the maturity date, we will pay you the Exchange Amount on the maturity date. If you elect to exchange notes, the Exchange Amount you receive will be deemed first a payment of any accrued and unpaid interest and second a payment in satisfaction of your holder exchange right.

Exchange ratio...........  The exchange ratio is equal to the product of
                             .      and the share multiplier per $1,000
                           principal amount.

Share multiplier.........  The share multiplier initially will be set at 1.0, but is subject to adjustment upon the occurrence of certain corporate events described in the section entitled "--Dilution and Reorganization Adjustments" below.

Market price.............  If the UPS Stock (or any other security for which a market price must be determined for purposes of the notes) is listed on a national securities exchange in the United States, is a Nasdaq NMS security or is included in the OTC Bulletin Board Service operated by the NASD, then the market price for any date of determination on any Trading Day means for one share of UPS Stock (or any other security for which a market price must be determined for purposes of the notes):

                             (1) the last reported sale price, regular way, on
                                 that day on the principal United States
                                 securities exchange registered under the
                                 Securities Exchange Act of 1934 on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

                             (2) if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq Stock Market or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

                             (3) if the last reported sale price is not
                                 available for any reason, including, without limitation, the occurrence of a Market Disruption Event, pursuant to (1) and (2) above, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

                           In the event of certain reorganization events, the market price of the shares of UPS Stock may be adjusted to include certain cash and/or securities in addition to, or in lieu of, the value of the shares of UPS Stock.

                           For any cash received in a Reorganization Event, which is defined in the section entitled "-- Dilution and Reorganization Adjustments-- Reorganization Events" below, any amount payable will include an amount equal to the amount of cash received per share of UPS Stock multiplied by the exchange ratio in effect on the date all holders of UPS Stock irrevocably receive such cash or securities.

                           For any property other than cash or securities received in a Reorganization Event, any amount payable upon maturity will include an amount equal to the market value, as determined by the calculation agent, of the property received per share of UPS Stock multiplied by the exchange ratio in effect on the date all holders of UPS Stock irrevocably receive such property.

Business Day.............  Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trustee..................  Citibank, N.A.

Calculation agent........  Merrill Lynch, Pierce, Fenner & Smith Incorporated

                           The calculation agent will calculate the amount of cash you are entitled to receive upon redemption or exchange. The calculation agent will also adjust the exchange ratio for certain types of corporate events that could have a dilutive or concentrative effect on the market price of UPS Stock.

                           All determinations made by the calculation agent will be made in good faith pursuant to a calculation agency agreement and, absent manifest error, will be conclusive for all purposes and binding on UPS and beneficial owners of the notes.

                           All percentages resulting from any calculation on the notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts used in or resulting from this calculation will be rounded to the nearest cent, with one-half cent rounded upwards.

Dilution and Reorganization Adjustments

   The share multiplier used to calculate the exchange ratio is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

 Stock splits and reverse stock splits

   If UPS Stock is subject to a stock split or reverse stock split, then once any split has become effective, the share multiplier relating to UPS Stock will be adjusted to equal the product of the prior share multiplier and the number of shares which a holder of one share of UPS Stock would have owned or been entitled to receive immediately following the effective date of such stock split or reverse stock split.

 Stock dividends

   If UPS Stock is subject to a stock dividend, i.e., issuance of additional shares of UPS Stock, that is given ratably to all holders of shares of UPS Stock, then once the shares are trading ex-dividend, the share multiplier will be adjusted so that the new share multiplier will equal the prior share multiplier plus the product of:

  . the number of shares of UPS Stock issued with respect to one share of UPS Stock, multiplied by

  .  the prior share multiplier.

 Extraordinary Dividends

   There will be no adjustments to the share multiplier to reflect cash dividends or distributions paid, if any, with respect to UPS Stock other than distributions described under clause (5) of the first paragraph of the section entitled "--Reorganization Events" below and Extraordinary Dividends as defined below.

   An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to UPS Stock, the extent to which a dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for UPS Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the market price of UPS Stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to UPS Stock, the share multiplier will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new share multiplier will equal the product of:

  .  the then-current share multiplier, and

  . a fraction, the numerator of which is the market price per share of UPS Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

   The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for UPS Stock will equal:

  . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-
     Extraordinary Dividend, or

  . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

   To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined in good faith by the calculation agent, whose determination will be conclusive absent manifest error. A distribution on UPS Stock described in clause (5) of the first paragraph of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the share multiplier pursuant only to clause (5) of the first paragraph of the section entitled "-- Reorganization Events".

 Issuance of transferable rights or warrants

   If we issue transferable rights or warrants to all holders of UPS Stock to subscribe for or purchase UPS Stock, including new or existing rights to purchase UPS Stock pursuant to a shareholder's rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less than the closing price of one share of UPS Stock on:

  . the date the exercise price of those rights or warrants is determined, and

  .  the expiration date of those rights or warrants,

then, in each case, if the expiration date of those rights or warrants precedes the maturity date, then the share multiplier will be adjusted to equal the product of:

  .  the prior share multiplier, and

  . a fraction, the numerator of which will be the number of shares of UPS Stock outstanding immediately prior to the issuance plus the number of additional shares of UPS Stock offered for subscription or purchase pursuant to those rights or warrants and the denominator of which shall be the number of shares of UPS Stock outstanding immediately prior to the issuance plus the number of additional shares of UPS Stock which the aggregate offering price of the total number of shares of UPS Stock so offered for subscription or purchase pursuant to those rights or warrants would purchase at the closing price of one share of UPS Stock on the expiration date of those rights or warrants, which shall be determined by multiplying the total number of shares offered by the exercise price of those rights or warrants and dividing the product so obtained by the market price.

 Reorganization Events

   If before the maturity date of the notes,

  (1) there occurs any reclassification or change of UPS Stock,

  (2) we, or any surviving entity of ours, which we refer to as a successor entity, have been subject to a merger, combination or consolidation and we or our successor entity is not the surviving entity,

  (3) any statutory exchange of our or our successor entity's securities with another corporation occurs, other than pursuant to clause (2) above,

  (4)  our company is liquidated,

  (5) we issue to all of our shareholders equity securities of one of our subsidiaries, other than in a transaction described in clauses (2),
       (3) or (4) above, which we refer to as a Spin-off Event, or

  (6) a tender or exchange offer is consummated for all of our outstanding shares,

then the market price shall be adjusted to include the Reorganization Event Amount. We refer to each of the events described in (1) through (6) above as a Reorganization Event.

   The "Reorganization Event Amount" shall be determined by the calculation agent and will, for each $1,000 principal amount of notes, be equal to the sum of the following:

  . for any cash received in a Reorganization Event, an amount equal to the amount of cash received per share of UPS Stock multiplied by the share multiplier in effect on the date all of the holders of shares of UPS Stock irrevocably receive such cash,

  . for any property other than cash or securities received in a Reorganization Event, the market value, as determined by the calculation agent, of the property received for each share of UPS Stock at the date of the receipt of the property multiplied by the then current share multiplier and payable in cash,

  . for any security received in a Reorganization Event, an amount equal to the product of:

    (x) the average market price for such security calculated in the same manner as the average market price of UPS Stock is calculated, and

    (y) the number of units of such security received for each share of UPS Stock multiplied by the then current share multiplier, and

  . for any security received in the case of a Spin-off Event, in addition to the value of the shares of UPS Stock, an amount equal to the product of:

    (x) the average market price for such security calculated in the same manner as the average market price of UPS Stock is calculated and

    (y) the number of units of such security received for each share of UPS Stock multiplied by the then current share multiplier.

If a security is received in a Reorganization Event, it will be included in determining any amounts due pursuant to the notes in the same manner as shares of UPS Stock. The share multiplier with respect to these securities will equal the product of the share multiplier in effect for UPS Stock at the time of the issuance of these securities multiplied by the number of shares of these securities issued with respect to one share of UPS Stock. The share multiplier of these securities will be subject to the same adjustments as that of the share multiplier of

UPS Stock. The amount payable shall be calculated so as to include the value of any securities received in the Spin-off Event in addition to the shares of UPS Stock already included in the amount due upon redemption or exchange.

   If we or our successor entity have been subject to a merger, combination or consolidation and is not the surviving entity, or a tender or exchange offer is consummated for all the outstanding shares of UPS, then the amount payable will be calculated to include securities, if any, received in that event instead of UPS Stock. The share multiplier for these securities shall equal the product of the share multiplier in effect for UPS Stock at the time of the issuance of the securities multiplied by the number of shares of the securities issued with respect to one share of UPS Stock. The respective share multiplier for each of these securities will be subject to the same adjustments as that of the share multiplier of UPS Stock.

 Adjustments to the share multiplier

   No adjustments to the share multiplier will be required unless the share multiplier adjustment would require a change of at least 0.1% in the share multiplier then in effect. The share multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths rounded upward.

   No adjustments to the share multiplier will be required other than those specified above. However, we may, in our sole discretion, cause the calculation agent to make additional adjustments to the share multiplier to reflect changes occurring in relation to the UPS Stock or any other security received in a Reorganization Event in other circumstances where we determine that it is appropriate to reflect those changes. The required adjustments specified above do not cover all events that could affect the market price of UPS Stock, including a partial tender or exchange offer for UPS Stock.

   Merrill Lynch, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the share multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations will be made in good faith and will be conclusive absent manifest error.

   No adjustments will be made for certain other events, such as offerings of common stock by UPS for cash or in acquisitions or consummation of a partial tender or exchange offer for the common stock of UPS by UPS or any third party.

   We will, within ten business days following the occurrence of an event that requires an adjustment to the share multiplier, or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which will provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted share multiplier.

Market Disruption Event

   "Market Disruption Event" means, with respect to the UPS Stock, the occurrence or existence of the following, as determined in good faith by the calculation agent:

  (1) a suspension, absence, including the absence of an official closing price, or material limitation of trading of UPS Stock on the NYSE for more than two hours of trading or during the one-half hour period preceding or at the close of trading;

  (2) the suspension or material limitation on the primary market for trading in options contracts related to UPS Stock, if available, during the one-half hour period preceding or at the close of trading in the applicable market; and

  (3) that the events described in clauses (1) and (2) above materially interfered with our ability or the ability of any of our affiliates or Merrill Lynch or any of its affiliates to unwind all or a material portion of the hedge with respect to the notes.

   For purposes of determining whether a Market Disruption Event has occurred:

  . a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

  . a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event;

  . limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or other regulatory organization with jurisdiction over the NYSE trading during significant market fluctuations will constitute a suspension or material limitation of trading in UPS Stock;

  . a suspension of trading in options contracts related to UPS Stock by the primary securities market trading in the options, if available, by reason of:

    . a price change exceeding limits set by the securities exchange or market,

    .  an imbalance of orders relating to the contracts, or

    .  a disparity in bid and ask quotes relating to the contracts will constitute a suspension or material limitation of trading in options contracts related to UPS Stock; and

  . a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to UPS Stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances; and

  .  any after-hours or extended trading session will be disregarded.

   If the Reorganization Event Amount includes securities other than UPS Stock, then the above definition will be deemed to be revised to include each such security in the same manner as UPS Stock is considered in determining whether a Market Disruption Event exists.

Events of Default and Acceleration

   In case an Event of Default with respect to any note has occurred and is continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes will be determined by the calculation agent as if the date of early repayment were the maturity date. If a bankruptcy proceeding is commenced in respect of our company, the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   The UPS Stock began trading on the NYSE under the symbol "UPS" on November 10, 1999. The following table sets forth for the periods indicated the range of high and low sale prices for UPS Stock on the NYSE. On September 19, 2000, the reported last sale price for UPS Stock was $52.50 per share.

                                                            Common Stock Price
                                                            -------------------
                                                              High       Low
                                                            --------- ---------
      Year ended December 31, 1999
        Fourth quarter (from November 10).................. $   76.94 $   61.00
      Year ending December 31, 2000
        First quarter......................................     69.75     49.50
        Second quarter.....................................     66.94     55.00
        Third quarter (through September 19)...............     61.50     51.00

   The historical closing prices of our class B common stock should not be taken as an indication of future performance, and no assurance can be given that the price of our class B common stock will not decrease. In addition, no assurance can be given that the price of our class B common stock will increase above the issue price so that upon redemption or exchange the beneficial owners of the notes will receive cash in an amount in excess of the principal amount of the notes.

   The following table sets forth the dividends declared on our common stock for the periods indicated. Prior to our initial public offering in November 1999, there were no distinctions between classes of our common stock, and all shareholders held common stock. The table below reflects dividends paid on our common stock prior to our initial public offering and dividends paid on our class A and class B common stock, which have been identical, since that time.

                                                                          Six
                                                                        Months
                                                                         Ended
                                              Year Ended December 31,  June 30,
                                              ------------------------ ---------
                                              1995 1996 1997 1998 1999 1999 2000
                                              ---- ---- ---- ---- ---- ---- ----
      Dividends per share.................... $.32 $.34 $.35 $.43 $.58 $.28 $.34

   Our board of directors' policy is to declare dividends each year out of current earnings. The declaration of future dividends is subject to the discretion of our board of directors in light of all relevant factors, including earnings, general business conditions and working capital requirements. Therefore, we cannot make any representation as to the amount of dividends, if any, that we will pay in the future. Holders of the notes will not be entitled to receive dividends, if any, that may be payable on UPS Stock.

                          USE OF PROCEEDS AND HEDGING

   We intend to use the net proceeds from the sale of the notes for general corporate purposes. See also "Use of Proceeds" in the accompanying prospectus.

   In connection with our obligations under the notes, we have entered into hedging arrangements related to UPS Stock with MLI, an affiliate of Merrill Lynch. MLI has purchased shares of UPS Stock in secondary market transactions at or before the time of the pricing of the notes, and we may from time to time buy or sell UPS Stock for our own account, for business reasons or in connection with hedging our obligations under the notes. These transactions could affect the market price of UPS Stock.

                     UNITED STATES FEDERAL INCOME TAXATION

   Set forth below is the opinion of King & Spalding, counsel to UPS, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities, and persons holding notes in a tax deferred or tax-advantaged "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). The following discussion also assumes that the issue price of the notes, as determined for United States federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other tax jurisdiction.

   As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause
(d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

Characterization of the Notes

   The notes will be characterized and treated as indebtedness of UPS for United States federal income tax purposes.

U.S. Holders

   Interest on the Notes. Although the amounts to be received under the notes are contingent upon the value of UPS Stock, you will not be subject to the special tax rules governing contingent payment debt obligations because those rules do not apply to debt instruments like the notes that provide for an option to convert the debt instrument into cash in an amount equal to the approximate value of the stock of the issuer. Accordingly, a U.S. Holder will include the stated interest on the notes in income in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

   Sale, Exchange or Retirement of the Notes. Upon a sale, exchange or retirement of a note (including a redemption), a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and such U.S. Holder's tax basis in such note. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder's holding period for the notes). For these purposes, the amount realized does not include any amount attributable to accrued or stated interest on the notes, which would be taxed as described under "U.S. Holders--Interest on the Notes" above.

Non-U.S. Holders

   A non-U.S. Holder will not be subject to United States federal income tax on payments of principal or interest on a note (the "portfolio interest exemption"), unless such non-U.S. Holder is a direct or indirect holder of 10% or more of the voting shares of UPS, a controlled foreign corporation related to UPS, or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the portfolio interest exemption, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the note under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on the applicable IRS Form W-8, Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the applicable IRS Form W-8, Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution.

   Under current law, a note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect holder of 10% or more of the voting shares of UPS or, at the time of such individual's death, payments in respect of such note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup withholding

   Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the note to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the note to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

   In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 or W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

   Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

New withholding regulations

   On October 6, 1997, the Treasury Department issued new regulations that make certain modifications to the backup withholding and information reporting rules described above. The new regulations have also modified the rules governing when a non-U.S. Holder must provide a Form W-8BEN to the Withholding Agent in order to qualify for the portfolio interest exemption. The new regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

                               BOOK-ENTRY SYSTEM

   We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

   The notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto and registered in the name of Cede & Co. (DTC's nominee).

   You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

   Unless and until we issue the notes in fully certificated form under the limited circumstances described below under the heading "--Certificated Notes":

  . you will not be entitled to receive a certificate representing your interest in the notes;

  . all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  . all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

   DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

  .  a limited-purpose trust company organized under the New York Banking
     Law;

  .  a "banking organization" under the New York Banking Law;

  .  a member of the Federal Reserve System;

  .  a "clearing corporation" under the New York Uniform Commercial Code; and

  . a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

   DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

   Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

   If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

   Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in "--Certificated Notes."

   To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

   Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

   DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge notes to nondirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Certificated Notes

   Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

   We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

  . we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

  .  an event of default has occurred and is continuing under the indenture;
     or

  . we, at our option, elect to terminate use of the book-entry system through DTC.

   If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global Note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

                                  UNDERWRITING

   Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from us $150,000,000 principal amount of notes. The underwriting agreement provides that the obligations of Merrill Lynch are subject to certain conditions and that Merrill Lynch will be obligated to purchase all of the notes if any are purchased.

   Merrill Lynch has advised us that it proposes initially to offer all or part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. Merrill Lynch is offering the notes subject to receipt and acceptance and subject to its right to reject any order in whole or in part. The proceeds we will receive will be net of the underwriting discount and expenses payable by us.

   The underwriter is permitted to engage in certain transactions that stabilize the price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

   In connection with the offering, Merrill Lynch may make short sales of the notes and may purchase the notes on the open market to cover positions created by short sales. Similar to other purchase transactions, Merrill Lynch's purchases to cover a short position may have the effect of raising or maintaining the market price of the security or preventing or retarding a decline in the market price of the security. "Naked" short sales are sales in excess of the underwriter's overallotment option. Because Merrill Lynch has no overallotment option with respect to the notes, it would be required to close out a short position in the notes by purchasing notes in the open market. Neither UPS nor Merrill Lynch makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither UPS nor Merrill Lynch makes any representation that Merrill Lynch will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Merrill Lynch may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the notes. Merrill Lynch may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

   In addition to the underwriting discount set forth on the cover page of this prospectus supplement, we estimate that we will spend approximately $150,000 for expenses in connection with this offering.

   We have agreed to indemnify Merrill Lynch against certain liabilities, including liabilities under the Securities Act of 1933.

   Merrill Lynch and its affiliates have in the past and may in the future provide financial advisory and other services to UPS. MLI, an affiliate of Merrill Lynch, is entering into the hedging transactions with UPS described above under "Use of Proceeds and Hedging." In addition, during the life of the notes, Merrill Lynch and its affiliates may engage in trading in UPS Stock for their proprietary accounts, for other accounts under their management and to facilitate transactions (including block transactions) on behalf of customers. Merrill Lynch is also the calculation agent under the notes.

                      UNITED KINGDOM SELLING RESTRICTIONS

   With respect to any sales in the United Kingdom:

  (1) No offer to public: Notes may not be offered or sold to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  (2) General compliance: each holder of the notes agrees to comply with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and

  (3) Investment advertisements: each holder of the notes agrees that it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

                             VALIDITY OF THE NOTES

   The validity of the notes will be passed upon for us by King & Spalding, New York, New York and for the underwriter by Gibson, Dunn & Crutcher LLP, New York, New York.

                                   PROSPECTUS


--------------------------------------------------------------------------------

                          UNITED PARCEL SERVICE, INC.

                                 $2,000,000,000

                                DEBT SECURITIES

                               ----------------

  This prospectus relates to the issuance of senior unsecured debt securities by United Parcel Service, Inc. pursuant to our debt shelf registration statement. Under this shelf registration statement, we may issue debt securities from time to time as described in this prospectus.

Issuance of debt securities:

 .  may be offered from time to time;

 .  may be denominated in U.S. dollars or other currencies or currency units;

 .  prices and terms will be determined at the time of sale; and

 . the total aggregate principal amount (or, in the case of debt securities issued at a discount, the initial offering price) will not exceed US $2,000,000,000 (or the equivalent in foreign currencies or currency units).

Forms that debt securities may take:

 .  registered form; or

 .  global form.

  This prospectus is accompanied by a prospectus supplement that includes additional information regarding an issuance of our debt securities. Sales of our debt securities may not be consummated without both this prospectus and a prospectus supplement.

The prospectus supplement relating to any issuance of debt securities will describe the terms of the securities being issued, typically including the following:

 .  aggregate principal amount of the     .  any listing on a national
   series of debt securities;               securities exchange;


 .  denominations;                        .  initial public offering price;


 .  maturity;                             .  names of any underwriters or
                                            agents;


 .  interest rate;
                                         .  terms of any underwriting
                                            arrangements;

 .  time of interest payments;


 .  any terms for redemption;             .  amounts to be purchased by
                                            underwriters or agents; and


 .  any terms for sinking fund payments;
                                         .  commissions or discounts of or to
                                            underwriters or agents.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 22, 2000.

   No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this prospectus or any prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter or agent. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby and thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement of which this prospectus is a part, at the following SEC reference rooms:

   450 Fifth Street, N.W.     7 World Trade Center     500 West Madison Street
         Room 1024                 Suite 1300                Suite 1400
    Washington, DC 20549    New York, New York 10048   Chicago, Illinois 60661

Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at this SEC website.

   In addition, you can obtain our reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" into this document the information that we file with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement, and information in documents that we file after the date of this prospectus and before the termination of the offering will automatically update information in this prospectus and the accompanying prospectus supplement. We succeeded to UPS of America following a statutory merger that became effective on November 15, 1999.

   We incorporate by reference into this prospectus:

  .  our current report on Form 8-K filed with the SEC on February 23, 2000;
     and

  . any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities offered by this prospectus and the accompanying prospectus supplement.

   We also incorporate by reference into this prospectus and adopt as our own the following:

  . UPS of America's annual report on Form 10-K for the year ended December 31, 1998; and

  . UPS of America's quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

   We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies of such documents should be directed to United Parcel Service, Inc., 55 Glenlake Parkway, N.E., Atlanta, Georgia, 30328, attn: Corporate Secretary, telephone number (404) 828-6000.

                               ----------------

  Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $1").

                               ----------------

                                  THE COMPANY

   We are the world's largest express carrier, the world's largest package delivery company and a leading global provider of specialized transportation and logistics services. We deliver packages each business day for 1.7 million shipping customers to six million consignees. In 1999, we delivered an average of more than 12.92 million pieces per day worldwide, generating revenues of over $27 billion.

   Our primary business is the delivery of packages and documents throughout the United States and in over 200 other countries and territories. In addition, we provide logistics services, including comprehensive management of supply chains, for major companies worldwide. We are the industry leader in the delivery of goods purchased over the Internet. We seek to position ourselves as an indispensable branded component of e-commerce and to focus on the movement of goods, information and funds.

   We consummated an initial public offering of our class B common stock in November 1999. Immediately before the consummation of the initial public offering, we consummated a merger whereby UPS of America became our direct wholly owned subsidiary. The issuance of these debt securities is being made utilizing a shelf registration statement originally filed with the Securities and Exchange Commission by UPS of America. We have assumed and adopted that registration statement and will be the issuer of any debt securities offered pursuant to the shelf registration statement. Our class B common stock is listed on the New York Stock Exchange.

   When used in this prospectus, unless the context requires otherwise, the terms "United Parcel Service, Inc.", "UPS", "we", "us", and "our" refer to United Parcel Service, Inc., a Delaware corporation, and "United Parcel Service of America, Inc." and "UPS of America" refer to United Parcel Service of America, Inc., a Delaware corporation and direct wholly owned subsidiary of United Parcel Service, Inc.

   The address and telephone number of our principal executive offices are 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Nine Months
                                                                       Ended
                                          Year Ended December 31,  September 30,
                                          ------------------------ -------------
                                          1995 1996 1997 1998 1999  1998   1999
                                          ---- ---- ---- ---- ---- ------ ------
Ratio of Earnings to
 Fixed Charges (1)....................... 7.6  8.2  4.9  8.9  6.7   8.7    4.7

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt expense and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

                                USE OF PROCEEDS

   Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of the debt securities offered under this prospectus and a related prospectus supplement will be used for general corporate purposes, including UPS's working capital needs, the funding of investments in, or extensions of credit to, our operating subsidiaries, possible acquisitions and investments in joint ventures and the possible reduction of outstanding indebtedness. Pending any of these uses, we may temporarily invest the net proceeds in investment grade securities.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities are to be issued under an indenture dated as of January 26, 1999, between UPS of America and Citibank, N.A., which acts as trustee, which indenture we assumed pursuant to a supplemental indenture. In this prospectus "indenture" will refer to the indenture and the supplemental indenture. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture may be obtained from us as described under "Where You Can Find More Information" on page 2.

   This section summarizes the material terms of the debt securities that may be issued under this debt program. Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. In this summary, we describe the meaning for only the more important terms. We also include references in parentheses to sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, the sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

   This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the prospectus supplement. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There also may be a further prospectus supplement, know as a pricing supplement, which contains the precise terms of debt securities you are offered.

   The term "Securities," as used under this caption, refers to all Securities issued under the indenture, including the debt securities.

General

   The indenture provides that Securities in separate series may be issued from time to time, without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Securities of any series. (Section 3.01) The Securities are to have terms and provisions that are not inconsistent with the indenture, including terms as to maturity, principal and interest as we may determine. The Securities will be unsecured obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The provisions of the indenture described below provide us with the ability, in addition to the ability to issue Securities with terms different from those of Securities previously issued, to "reopen" a previous issue of a series of Securities and issue additional Securities of that series.

   The applicable prospectus supplement will set forth the price or prices at which the Securities to be offered will be issued and will describe the following terms, as applicable, of the Securities:

     (a) the title of the Securities of the series;

     (b) any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under the indenture;

     (c) the person or entity to whom any interest on the Securities of the series will be payable;

     (d) the date or dates on which the principal, premium, if any, or other form or type of consideration to be paid upon maturity on any Securities of the series will be payable;

     (e) the rate or rates at which any Securities of the series will bear interest, if any, or any method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

     (f) the place or places where the principal, premium, if any, interest or other form or type of consideration to be paid upon maturity on any Securities of the series will be payable;

     (g) the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series may be redeemed, in whole or in part, at our option and, if other than by a resolution by our Board of Directors or its Executive Committee, the manner in which any election by us to redeem the Securities will be evidenced;

     (h) our obligation, if any, to redeem or purchase any Securities of the series pursuant to any sinking fund or analogous provisions or at the option of the Holder of the Securities, and the period or periods within which, the price or prices at which and the terms and conditions upon which any Securities of the series will be redeemed or purchased, in whole or in part, pursuant to any obligation and any provisions for the remarketing of any Securities;

     (i) if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any Securities of the series will be issuable;

     (j) if the amount of principal of or any premium or interest on any Securities of the series may be determined with reference to an index, formula or other method, the manner in which these amounts will be determined;

     (k) if other than the currency of the United States of America, the currency, currencies or composite currencies in which the principal of or any premium or interest on any Securities of the series will be payable and the manner of determining the equivalent in the currency of the United States of America for any purpose;

     (l) if the principal of or any premium or interest on any Securities of the series is to be payable, at our election or the election of the Holder of the Securities, in one or more currencies or composite currencies other than that or those in which Securities are stated to be payable, the currency, currencies or composite currencies in which the principal of or interest on Securities as to which an election is made will be payable, the periods within which and the terms and conditions upon which an election is to be made and the amount so payable, or the manner in which the amount will be determined;

     (m) if other than the entire principal amount of any Securities, the portion of the principal amount of the Securities of the series that will be payable upon declaration of acceleration of the maturity of the Securities;

     (n) if the principal amount payable at the stated maturity of any Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of the Securities as of any such date for any purpose under the Securities or under this prospectus, including the principal amount of the Securities that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date prior to the stated maturity;

     (o) if applicable, that the Securities of the series, in whole or any specified part, will be defeasible and that some of our covenants will be defeasible and, if other than by a resolution of our Board of Directors or Executive Committee, the manner in which any election by us to defease any Securities or covenants will be evidenced;

     (p) if applicable, that any Securities of the series will be issuable in whole or in part in the form of one or more global securities and, in that case, the respective depositories for the global securities, the form of any legend or legends that will be borne by any global security and any circumstances in which any global security may be exchanged in whole or in part for Securities registered, and any transfer of a global security in whole or in part may be registered, in the name or names of persons or entities other than a depository for a global security;

     (q) whether, and the terms and conditions relating to when, we may satisfy some of our obligations with respect to the Securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders principal, premium, if any, interest or other form or type of consideration to be paid upon maturity on any Securities;

     (r) any addition to or change in the events of default that apply to any Securities of the series and any change in the right of the trustee or the requisite holders of the Securities to declare the principal amount due and payable;

     (s) any addition to or change in the covenants that apply to Securities of the series;

     (t) the terms and conditions pursuant to which the Securities may be converted into or exchanged for other of our debt securities;

     (u) terms with respect to book-entry procedures; and

     (v) any other terms of the Securities of the series, which terms will not otherwise be inconsistent with the indenture and as authorized and approved by us.

   Securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. We may describe special United States federal income tax considerations, if any, applicable to Securities sold at an original issue discount in the applicable prospectus supplement. In addition, we may describe special United States federal income tax or other considerations, if any, applicable to any Securities that are denominated in a currency or currency unit other than United States dollars in the applicable prospectus supplement.

Form, Exchange and Transfer

   The Securities of each series will be issuable only in registered form, without coupons and, unless we specify otherwise in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 3.02)

   At the option of the Holder, subject to the terms of the indenture and the limitations applicable to Global Securities, Securities of each series will be exchangeable for other Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 3.05)

   Subject to the terms of the indenture and the limitations applicable to Global Securities, Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent we designate for such purpose. No service charge will be made for any registration of transfer or exchange of Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Transfer or exchange will be effected by the Security Registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as Security Registrar. (Section 3.05) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Securities of each series. (Section 10.02)

   If the Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to:

  . issue, register the transfer of or exchange any Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Security that may be selected for redemption and ending at the close of business on the day of such mailing or

  . register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any Security being redeemed in part. (Section 3.05)

Global Securities

   Some or all of the Securities of any series may be represented, in whole or in part, by one or more Global Securities that have an aggregate principal amount equal to that of the Securities represented thereby. Each Global Security will be registered in the name of The Depository Trust Company, New York, New York or its nominee identified in the applicable prospectus supplement, will be deposited with DTC or its nominee or a custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any other matters as may be provided for pursuant to the indenture. Unless otherwise described in the prospectus supplement relating to each series, the Securities of each series offered, sold or delivered in the United States will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, DTC and registered in the name of the DTC nominee.

   DTC has advised us as follows:

  . it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between DTC participants in securities through electronic book-entry changes in accounts of DTC participants;

  . DTC participants include securities brokers and dealers (including the underwriters for the Securities), banks and trust companies, clearing corporations and certain other organizations;

  . access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"); and

  . persons who are not DTC participants may beneficially own securities held by DTC only through DTC participants or indirect participants.

   Unless otherwise provided in the applicable prospectus supplement, payments of principal, any premium or interest on or related to the Securities of each series registered in the name of DTC's nominee will be made by the trustee to DTC's nominee as the registered owner of the Global Security. Under the terms of the indenture, UPS and the trustee will treat the persons in whose names the Securities of each series are registered as the owners of the Securities for the purpose of receiving payment of principal, any premium or interest on the Securities and for all other purposes. Therefore, neither we, the trustee nor the Paying Agent has any direct responsibility or liability for the payment of the principal, any premium or interest on the Securities to owners of beneficial interests in a Global Security. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal, any premium, or interest, to immediately credit the accounts of the DTC participants with the payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Security as shown on DTC's records.

   Notwithstanding any provision of the indenture or any Security described in this prospectus, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than DTC or any nominee of DTC unless:

  . DTC has notified us that it is unwilling or unable to continue as depositary for a Global Security or has ceased to be qualified to act as depositary as required by the indenture;

  . there shall have occurred and be continuing an Event of Default with respect to the Securities represented by a Global Security; or

  . there shall exist circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

   All securities issued in exchange for a Global Security or any portion of a Global Security will be registered in the names as DTC may direct. (Sections
2.04 and 3.05)

   As long as DTC, or its nominee, is the registered Holder of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner and Holder of the Global Security and the Securities represented thereby for all purposes under the Securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Securities represented thereby for any purpose under the Securities or the indenture. All payments and deliveries of principal of and any premium, Maturity Consideration and interest on a Global Security will be made to DTC or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to DTC participants and to persons that may hold beneficial interests through DTC participants. In connection with the issuance of any Global Security, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its DTC participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to DTC participants' interests, or any DTC participant, with respect to interests of persons held by DTC participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by DTC from time to time. None of us, the trustee or any agent of us or the trustee will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

   Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a Global Security will trade in DTC's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.


Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Security on any Interest Payment Date will be made to the Person in whose name the Security, or one or more Predecessor Securities, is registered at the close of business on the Regular Record Date for payment of interest. (Section 3.07)

   Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Maturity Consideration and interest on the Securities of a particular series (other than a Global Security) will be payable or deliverable at the office of the Paying Agent or Paying Agents as we may designate for that purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled to the payment as that address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole Paying Agent for payments and deliveries with respect to Securities of each series. Any other Paying Agents initially designated for the Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Securities of a particular series. (Section 10.02)

   All consideration paid or delivered to a Paying Agent for the payment or delivery of the principal of or any premium, Maturity Consideration or interest on any Security that remain unclaimed at the end of two years after such principal, premium, Maturity Consideration or interest has become due and payable or deliverable will be repaid to us, and the Holder of the Security thereafter, as an unsecured general creditor, may look only to us for payment or delivery thereof. (Section 10.03)

Covenants

 Limitation on Secured Indebtedness

   We will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby all the Securities shall be secured equally and ratably with, or prior to, any Secured Indebtedness, together with, if we shall so determine, any other Indebtedness of us or any Restricted Subsidiary then existing or thereafter created that is not subordinate to the Securities, so long as the Secured Indebtedness shall be outstanding unless the Secured Indebtedness, when added to:

  . the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the Securities are secured equally and ratably with (or prior to) any Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired) and

  . the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired)

would not exceed 10% of Consolidated Net Tangible Assets. (Section 10.06)

 Limitation on Sale and Lease Back Transactions

   We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless the sum of:

  . the Attributable Debt to be outstanding pursuant to any Sale and Leaseback Transaction;

  . all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary; and

  . the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the Securities are secured equally and ratably with (or prior to) such Secured
     Indebtedness)

would not exceed 10% of Consolidated Net Tangible Assets, or an amount equal to the greater of:

  . the net proceeds to us or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to any Sale and Leaseback Transaction; and

  . the amount of Attributable Debt to be outstanding pursuant to any Sale and Leaseback Transaction is applied to the retirement of Funded Debt of us or any Restricted Subsidiaries (other than Funded Debt that is subordinate to the Securities or is owing to us or any Restricted Subsidiaries) within 180 days after the consummation of any Sale and Leaseback Transaction. (Section 10.07)

 Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of our properties and assets substantially as an entirety to any Person unless:

     (a) either we are the continuing corporation or the Person, if other than us, formed by any consolidation or into which we are merged or the Person that acquires by conveyance, transfer, or lease, the properties and assets of us substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, in form satisfactory to the trustee, the due and punctual payment or delivery of the Maturity Consideration and interest on all the Securities and the performance of every covenant in the indenture on the part of us to be performed or observed;

     (b) immediately after giving effect to such transaction, and treating any Indebtedness that becomes an obligation of us or any Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     (c) we or such Person has delivered to the trustee an Officer's Certificate and an opinion of counsel, as to which opinion, counsel may rely on the Officer's Certificate as to factual matters, each stating that such consolidation, merger, conveyance, transfer or lease comply with the foregoing and that all conditions precedent provided for in the indenture or relating to the transaction have been complied with.

   Upon any consolidation or merger or any conveyance, transfer or lease of the properties and assets of us substantially as an entirety, the successor Person formed by a consolidation, or into which we are merged or the successor Person to which any conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of us under the Securities and the indenture with the same effect as if that successor had been named as us therein; and thereafter, except in the case of a lease, we shall be discharged from all obligations and covenants under the indenture and the Securities. (Sections 8.01 and 8.02)

 Definitions

   "Attributable Debt" means, as of the date of its determination, the present value (discounted semiannually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, the rental payments shall be considered for purposes of this definition to be the lesser of:

      (1) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and

      (2) the rental payments required to be paid during the remaining term of any Sale and Leaseback Transaction (assuming such termination provision is not exercised).

   "Board of Directors" means either our board of directors or a committee of that board duly authorized to act for it in respect of the indenture.

   "Board Resolution" means a copy of a resolution certified by our Secretary or an Assistant Secretary to have been duly adopted by the Board of Directors and to be in full force and effect on the date of the certification.

   "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at the applicable date, determined in accordance with such principles.

   "Consolidated Net Tangible Assets" means at any date, the total assets appearing on the most recently prepared consolidated balance sheet of us and the Subsidiaries as of the end of our fiscal quarter, prepared in accordance with generally accepted accounting principles, less all current liabilities as shown on the balance sheet and Intangible Assets.

   "Funded Debt" means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from its original date of issue.

   "Indebtedness" means

    (a) any liability of any Person:

      (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit; or

      (2) evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business; or

      (3) for the payment of money relating to a Capitalized Lease
  Obligation; or

      (4) for Interest Rate Protection Obligations;

    (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and

    (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

   "Intangible Assets" means at any date the value (net of any applicable reserves), as shown on or reflected in our most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of:

      (1) all trade names, trademarks, licenses, patents, copyrights and goodwill;

      (2) organizational and development costs;

      (3) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and

      (4) unamortized debt discount and expense, less unamortized premium.

   "Interest Rate Protection Obligations" of any Person means the obligations of that Person pursuant to any arrangement with any other Person whereby, directly or indirectly, that Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

   "Liens" means any mortgage, lien, pledge, security interest, charge or encumbrance.

   "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

   "Principal Property" means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any products marketed by us or any Subsidiary) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility

   (a) is owned by or leased to us or any Restricted Subsidiary,

   (b) is located within the United States and

   (c) has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of that determination, other than:

      (1) any facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a "substantial user" of the related facility or a "related Person" as those terms are used in Section 103 of the Internal Revenue Code pursuant to the provisions of Section 103 of the Internal Revenue Code (or any similar provision hereafter enacted) as in effect at the time of issuance of the obligations;

      (2) any facility that the Board of Directors may by Board Resolution declare is not of material importance to us and the Restricted Subsidiaries taken as a whole; and

      (3) any facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than us and any Subsidiary and in which the interest of us and all Subsidiaries does not exceed 50%.

   "Restricted Securities" means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

   "Restricted Subsidiary" means (a) any Subsidiary:

      (1) which has substantially all its property within the United States of America;

      (2) which owns or is a lessee of any Principal Property; and

      (3) in which the investment of us and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of the determination; provided, however, that the term "Restricted Subsidiary" shall not include:

        (A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of us and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property; or

        (B) any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than us or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of us or any Restricted Subsidiary; and

   (b) any other Subsidiary that is hereafter designated by the Board of Directors as a Restricted Subsidiary.

   "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by UPS or any Restricted Subsidiary of any Principal Property (whether the Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or a Restricted Subsidiary to any Person, other than

      (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

      (b) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

      (c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in the property becoming Principal Property), or the commencement of commercial operation of the Principal Property.


   "Secured Indebtedness" means Indebtedness of us or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and Indebtedness of us or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but "Secured Indebtedness" shall not include any of the following:

     (1) Indebtedness of us and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then-existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

     (2) Indebtedness that is secured by:

       (A) purchase money Liens upon Principal Property acquired after January 26, 1999 or

       (B) Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in the property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of the Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999, or

       (C) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (2)) (x) the related Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the Principal Property or improvement or Restricted Securities and (y) the related Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or any improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien or agreement exceeds the cost to us or the Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be "Secured Indebtedness;"

     (3) Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of the Principal Property or Restricted Securities by UPS or a Restricted Subsidiary;

     (4) Indebtedness of Restricted Subsidiaries owing to us or any other Restricted Subsidiary and Indebtedness of us owing to any Restricted Subsidiary;

     (5) In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time the related corporation becomes a Restricted Subsidiary;

     (6) Guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any other Restricted Subsidiaries;

     (7) Indebtedness arising from any Sale and Leaseback Transaction;

     (8) Indebtedness secured by Liens on property of us or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if the related Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to UPS or the Restricted Subsidiary of the related acquisition or construction will be considered to be "Secured Indebtedness";

     (9) Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

     (10) The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of "Secured Indebtedness" by subparagraphs (1) through
  (9) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, the Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than the property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that replacement, extension or renewal increases the principal amount of Indebtedness secured by the Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of "Secured Indebtedness" by subparagraphs (1) through (9) above, the amount of the increase or excess will be considered to be "Secured Indebtedness."

   In no event shall the foregoing provisions be interpreted to mean or their operation to cause the same Indebtedness to be included more than once in the calculation of "Secured Indebtedness" as that term is used in the indenture.

   "Subsidiary" means any corporation of which, at the time of determination, we and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock.

   "Wholly owned," when used with reference to a Subsidiary, means a Subsidiary of which all of the outstanding capital stock is owned by us or by one or more wholly owned Subsidiaries.

   "Voting Stock," when used with reference to a Subsidiary, means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of the Subsidiary provided that, for the purposes of the indenture, stock that carries only the right to vote conditionally on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

Events of Default

   The indenture defines an Event of Default with respect to any series of Securities as being any one of the following events:

     (a) default in the payment of any interest on the Securities of that series when due, and the continuance of that default for a period of 30 days;

     (b) default in the delivery or payment of the Maturity Consideration on the Securities of that series at the date on which the principal becomes due and payable as provided in the Security or in the indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise;

     (c) default in the deposit of any sinking fund payment, when and as due on the Securities of that series;

     (d) default in the performance or breach of any of our covenants or warranties under the indenture (other than a covenant or warranty a default in performance or breach of which is specifically dealt with in the indenture) and the continuance of the default or breach for a period of 60 days after written notice as provided in the indenture; or

     (e) certain events involving our bankruptcy, insolvency or reorganization. (Section 5.01)

   The indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to the Securities of any series, other than an Event of Default involving bankruptcy, insolvency or reorganization, either the trustee or the Holders of 25% in principal amount, or if the Securities are not payable at Maturity for a fixed principal amount, 25% of the aggregate issue price, of the Outstanding Securities of that series, each series acting as a separate class, may declare the principal of the Securities of that series, or an other amount or property, as may be provided for in the Securities of that series, to be due and payable. If an Event of Default described in clause (e) above with respect to the Securities of any series at the time outstanding shall occur, the principal amount of all the Securities of that series, or such other amount or property, as may be provided for in the Securities of that series, (or, in the case of any Original Issue Discount Security, such specified amount) will automatically, and without any action by the trustee or any Holder, become immediately due and payable. (Section 5.02). The Holders of not less than a majority in aggregate principal amount of the Securities of a series may, on behalf of all Holders of Securities of the series, waive any past default under the indenture with respect to the Securities of the series, except a default in the delivery or payment of the Maturity Consideration or interest on any Security of the series, and default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of the affected series. (Section 5.13)

   Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the Holders, unless the Holders shall have offered to the trustee reasonable indemnity. (Section 6.03) Subject to such provisions for the indemnification of the trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Securities of that series. (Section 5.12)

   No Holder of a Security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless

      (1) the Holder has previously given to the trustee written notice of a continuing Event of Default with respect to the Securities of that series,

      (2) the Holders of at least 25% in aggregate principal amount, or if the Securities are not payable at Maturity for a fixed principal amount, the aggregate issue price of the Outstanding Securities of that series, have made written request to the trustee to institute a proceeding as trustee,

      (3) the Holder or Holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and

      (4) the trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount or, if the Securities are not payable at Maturity for a fixed principal amount, the aggregate issue price of the Outstanding Securities of that series, a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 5.07) However, these limitations do not apply to a suit instituted by a Holder of a Security for the enforcement of delivery or payment of the Maturity Consideration relating to, or interest on, the Security on or after the applicable due date specified in the Security. (Section 5.08)

   We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults. (Section 10.04)

Defeasance and Covenant Defeasance

   If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of indebtedness, or
Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the Securities of any series, or to any specified part of a series. (Section 13.01)

 Defeasance and Discharge

   The indenture provides that, upon our exercise of our option to have Section
13.02 of the indenture apply to any Securities, UPS will be deemed to have been discharged from all obligations with respect to the Securities (except for certain obligations to exchange or register the transfer of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of the Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Securities on the respective Stated Maturities in accordance with the terms of the indenture and the Securities. Defeasance or discharge may occur only if, among other things, we have delivered to the trustee an Opinion of Counsel to the effect that, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in any case to the effect that Holders of the Securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur. (Sections 13.02 and 13.04)

 Defeasance of Covenants

   The indenture provides that, upon our exercise of our option to have Section
13.03 of the indenture apply to any Securities, we may omit to comply with certain restrictive covenants, including those described under "Covenants," any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause
(d) (with respect to restrictive covenants) and under "Events of Default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to the Securities. In order to exercise its option, we will be required to deposit, in trust for the benefit of the Holders of the Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Securities on the respective Stated Maturities in accordance with the terms of the indenture and the Securities. We will also be required, among other things, to deliver to the trustee an Opinion of Counsel to the effect that Holders of the Securities will not recognize gain or loss for federal income tax purposes as a result of deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercised this option with respect to any Securities and the Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on the Securities upon any acceleration resulting from the Event of Default. In that case, we would remain liable for the payments. (Sections 13.03 and 13.04)

Modification of the Indenture

   The indenture provides that we and the trustee may, without the consent of any Holders of Securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional Events of Default, establishing the form or terms of Securities or curing ambiguities or inconsistencies in the indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of any Outstanding series of Securities in any material respect. (Section 9.01)

   Modifications and amendments of the indenture may be made by us and the trustee with the consent of the Holders of a majority in aggregate principal amount or, if the Securities are not payable at Maturity for a fixed principal amount, the aggregate issue price, of the Outstanding Securities of each series affected thereby, except that no modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby,

     (a) change the Stated Maturity of the Maturity Consideration or any installment of Maturity Consideration or interest on, any Security,

     (b) reduce the principal amount of or reduce the amount or change the type of Maturity Consideration or reduce the rate of interest on, or any premium payable upon the redemption of, or the amount of Maturity Consideration of an Original Issue Discount Security or any other Security that would be due and deliverable or payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default, of any Security,

     (c) change the Place of Payment where, or the coin or currency in which, any Maturity Consideration or interest on any Security are deliverable or payable,

     (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Security,

     (e) reduce the percentage in principal amount or aggregate issue price, as the case may be, of Securities of any series, the consent of whose Holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

     (f) modify the requirements contained in the indenture for consent to or approval of certain matters except to increase any percentage for a consent or approval or to provide that certain other provisions cannot be modified or waived without the consent of the Holder of each Security affected thereby. (Section 9.02)

   A supplemental indenture that changes or eliminates any covenant or other provision of the indenture which has been expressly included solely for the benefit of one or more particular series of Securities, or that modifies the rights of the holders of Securities of the series with respect to the covenant or other provision, shall be deemed not to affect the rights under the indenture of the Holders of Securities of any other series. (Section 9.02)

   The Holders of a majority in aggregate principal amount of the Outstanding Securities of a series may, on behalf of the Holders of all the Securities of the series, waive compliance by us with certain restrictive provisions of the indenture. (Section 10.08)

Notices

   Notices to Holders of Securities will be given by mail to the addresses of the Holders as they may appear in the Security Register. (Section 1.06)

Title

   We the trustee and any agent of us or the trustee may treat the Person in whose name a Security is registered as the absolute owner of a Security for the purpose of making payment and for all other purposes. (Section 3.08)

Governing Law

   The indenture and the Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 1.12)

Regarding the Trustee

   Citibank, N.A. is the trustee under the indenture. We have other customary banking relationships with Citibank, N.A. in the ordinary course of business.

                              PLAN OF DISTRIBUTION

   We may sell debt securities to one or more underwriters for public offering and sale by them or may sell debt securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities (the "offered debt securities") will be named in an applicable prospectus supplement.

   Underwriters may offer and sell the offered debt securities at a fixed price or prices that may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may offer and sell the offered debt securities in exchange for one or more of our outstanding issues of debt securities. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered debt securities upon the terms and conditions as shall be set forth in any prospectus supplement. In connection with the sale of offered debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered debt securities for whom they may act as agent. Underwriters may sell offered debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions, which may be changed from time to time, from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

   If so indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered debt securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except

     (1) the purchase by an institution of the offered debt securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

     (2) if the offered debt securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the offered debt securities less the principal amount thereof covered by contracts.

   Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

   All offered debt securities will be a new issue of securities with no established trading market. Any underwriters to whom offered debt securities are sold by us for public offering and sale may make a market in such offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any offered debt securities.

   Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the offered debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the offered debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the offered debt securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

   Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                      VALIDITY OF OFFERED DEBT SECURITIES

   The validity of the debt securities will be passed upon for UPS by Hunton & Williams, New York, New York. Certain legal matters in connection with the debt securities will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from United Parcel Service of America, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                                  $150,000,000

                          UNITED PARCEL SERVICE, INC.

                      % Cash Settled Convertible Senior Notes

                             due September   , 2007

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------

                              Merrill Lynch & Co.

                               September   , 2000

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